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                                                                  EXHIBIT 12

     THE BURLINGTON NORTHERN and SANTA FE RAILWAY COMPANY and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                  (UNAUDITED)


                                                                    Year Ended
                                                                   December 31,
                                                                   ------------
                                                     1996             1995             1994
                                                     ----             ----             ----
Earnings:

  Pre-tax income                                    $1,640           $  488           $  769

  Add:
    Interest and fixed charges,
      excluding capitalized interest                    99               95               77

    Portion of rent under long-term
      operating leases representative
      of an interest factor                            203              175              123

  Amortization of capitalized interest                   3                1                -

  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method                     (12)              (6)              (4)
                                                    -------          -------          -------

  Total earnings available for fixed charges        $1,933           $  753           $  965
                                                    =======          =======          =======
Fixed charges:

  Interest and fixed charges                        $  112           $  102           $   79

  Portion of rent under long-term operating
    leases representative of an interest
    factor                                             203              175              123
                                                    -------          -------          -------

  Total fixed charges                               $  315           $  277           $  202
                                                    =======          =======          =======

Ratio of earnings to fixed charges                   6.14x            2.72x(1)         4.78x
                                                    =======          =======          =======
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(1)  Earnings  for  the  year  ended  December  31,  1995, include merger, severance and asset charges of $671 million.  Excluding these costs, the ratio would have been 5.16x